EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193811) of Acucela Inc. of our reports dated March 30, 2015, with respect to the financial statements and the effectiveness of internal control over financial reporting of Acucela Inc. included in this Annual Report (Form 10-K) of Acucela Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Seattle, Washington
March 30, 2015